                                                            EXHIBIT 5



March 20, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Commissioners:

Reference is made to the Registration Statement on Form S-8 filed by Liz Claiborne, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") on March 20, 1998 (the "Registration Statement") relating to the issuance of additional shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), pursuant to the Liz Claiborne, Inc. 1992 Stock Incentive Plan, as amended (the "Plan"). The Plan was originally registered on a Registration Statement on Form S-8, filed with the S.E.C. on December 3, 1993 as Registration Statement No. 33-51257. Additional shares under the Plan were registered on a Registration Statement on Form S-8 filed with the S.E.C. on October 31, 1995 as Registration Statement No. 33-63859.

I have reviewed copies of the Restated Certificate of Incorporation and By-Laws of the Company and the Registration Statement, and I have reviewed such other documents and records of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the additional shares of Common Stock of the Company to be issued pursuant to the Plan will be, when issued in compliance with such Plan, legally issued, fully-paid and non-assessable.

I am Vice President-Deputy General Counsel and Assistant Secretary of the Company. As of March 15, 1998, I had a beneficial interest in an aggregate of approximately 875 shares of Common Stock.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the S.E.C. thereunder. I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,

/s/ Nicholas J. Rubino

Nicholas J. Rubino
Vice President - Deputy General Counsel
 and Assistant Secretary


                                       -5-